EXHIBIT 99.1

ICG Announces Second Quarter Financial Results

Company Reports Record Revenue and Raises Guidance for 2012

WAYNE, Pa., July 26, 2012 (GLOBE NEWSWIRE) -- ICG Group, Inc. (Nasdaq:ICGE) ("ICG") today reported its results for the quarter ended June 30, 2012.

"Our results were exceptionally strong during the quarter as our companies continue to exceed expectations," said Walter Buckley, ICG's Chief Executive Officer. "Additionally, in July, we increased our stake in Channel Intelligence, giving us our fourth consolidated platform. This is consistent with our strategic goal of aggressively driving growth at our consolidated companies while consolidating or monetizing our minority holdings. We look forward to building on the positive momentum reflected in the upward revisions to our 2012 guidance."

Financial Information

  Revenue increased to $45.1 million for the second quarter of 2012, up from $35.3 million in the corresponding 2011 period. Second quarter 2012 revenue would have been $2.5 million higher had revenues previously deferred by MSDSonline prior to ICG's acquisition of MSDSonline been recognized in the period. Excluding this $2.5 million, ICG core consolidated revenue, a non-GAAP revenue measure, grew 35% from the second quarter of 2011.
  Core consolidated EBITDA for the second quarter of 2012 was $7.6 million, compared to $3.8 million in the corresponding 2011 period.
  Reflecting the recent acquisitions and improved company performance, ICG is increasing its 2012 guidance, expecting to achieve 2012 core consolidated revenue in the range of $180 million to $190 million and core consolidated EBITDA in the range of $18 million to $20 million.
  Adjusted operating income (loss) for the second quarter of 2012 was income of $4.2 million, compared to a loss of $(0.1) million in the corresponding 2011 period.
  Procurian reported $37.4 million of revenue for the second quarter of 2012, representing a 23% increase from the corresponding 2011 period. Procurian's EBITDA, excluding stock-based compensation and unusual items, for the quarter was $7.8 million, as compared to $5.0 million in the comparable 2011 period.
  GovDelivery and MSDSonline, which comprise ICG's Government and Compliance sector, achieved $7.9 million of core revenue (without reduction for the aforementioned $2.5 million adjustment) for the second quarter of 2012, equating to 30% organic growth from the corresponding 2011 period.
  Net loss for the second quarter of 2012 was $(6.0) million, or $(0.17) per diluted share, compared to net loss of $(3.2) million, or $(0.09) per diluted share, in the corresponding 2011 period.  Net loss was higher than expected in the second quarter of 2012 due to the impact of acquisition accounting and increased losses at non-core equity companies, primarily as a result of costs associated with the recent sale of GoIndustry-Dovebid.

Additional Highlights

  In July, ICG increased its ownership in Channel Intelligence's parent to 51%, bringing it into ICG's group of consolidated companies.  In tandem with this consolidation, ICG President Doug Alexander has assumed the role of CEO of Channel Intelligence.
  Procurian acquired Media IQ, a strategically compelling and accretive addition to Procurian's marketing spend management capabilities.

"ICG demonstrated strong performance across the board this quarter, both strategically and operationally," said Kirk Morgan, Chief Financial Officer of ICG. "Our recent acquisitions and improving performance move us further along in the trajectory to reach our long-term targets of $500 million of revenue and $70 million of EBITDA by 2015."

Please see ICG's website at www.icg.com for more information on ICG, its companies and its second quarter 2012 results.

ICG will host a webcast at 10:00 a.m. ET today to discuss its financial results. As part of the live webcast for this call, ICG will post a slide presentation to accompany the prepared remarks. To access the webcast, go to www.icg.com and click on the investor relations tab. Then click the link for the second quarter conference call webcast. Please log on to the website approximately ten minutes prior to the call to register and download and install any necessary audio software. The conference call is also accessible through listen-only mode by dialing 800-706-7748or 617-614-3473. The pass code is54992627.

For those unable to participate in the conference call, a replay will be available from July 26, 2012 at 12:00 p.m. ET until August 2, 2012 at 11:59 p.m. ET. To access the replay, dial 888-286-8010 or 617-801-6888. The pass code is 99558986. The replay and slide presentation also can be accessed in the investor relations section of the ICG website at www.icg.com/investors/events-and-presentations/

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors.  These companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building profitable businesses in these sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

The ICG logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7794

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our companies' customers, our companies' collective ability to retain existing customer relationships and secure new ones, our companies' ability to compete successfully against their respective competitors, our companies' ability to timely and effectively respond to technological developments, our and our companies' collective ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

ICG Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenue	$ 45,078	$ 35,328	$ 81,708	$ 69,282

Operating Expenses
Cost of revenue	27,018	21,775	50,643	42,765
Selling, general and administrative	15,199	12,115	28,790	23,702
Research and development	4,038	3,325	7,352	6,454
Amortization of intangibles	1,436	338	1,860	675
Impairment related and other	160	82	287	119
Total operating expenses	47,851	37,635	88,932	73,715

Operating income (loss)	(2,773)	(2,307)	(7,224)	(4,433)

Other income (loss), net	1,054	1,612	1,451	26,558
Interest income	93	124	230	208
Interest expense	(88)	(186)	(196)	(332)
Income (loss) before income taxes and equity loss	(1,714)	(757)	(5,739)	22,001

Income tax benefit (expense)	(392)	963	(932)	(1,977)
Equity loss	(3,236)	(3,185)	(5,539)	(6,761)
Net income (loss)	(5,342)	(2,979)	(12,210)	13,263
Less: Net income (loss) attributable to the noncontrolling interest	652	254	804	606
Net income (loss) attributable to ICG	$ (5,994)	$ (3,233)	$ (13,014)	$ 12,657

Basic net income (loss) per share:
Income (loss) attributable to ICG common shareholders	$ (0.17)	$ (0.09)	$ (0.36)	$ 0.34

Shares used in computation of basic net income (loss) per common share attributable to ICG common shareholders	35,917	36,961	36,037	36,953

Diluted net income (loss) per share:
Income (loss) attributable to ICG common shareholders	$ (0.17)	$ (0.09)	$ (0.36)	$ 0.33

Shares used in computation of diluted net income (loss) per common share attributable to ICG common shareholders	35,917	36,961	36,037	37,976

ICG Group, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$ 57,145	$ 121,909
Restricted cash	295	133
Accounts receivable, net	41,496	32,762
Other receivables	--	22,679
Deferred tax asset	613	613
Prepaid expenses and other current assets	7,062	2,835
Total current assets	106,611	180,931
Marketable securities	1,025	--
Fixed assets, net	8,060	6,046
Ownership interests	43,125	39,052
Goodwill and Intangibles, net	100,940	36,969
Deferred tax asset	31,906	31,940
Cost method investments	11,345	10,820
Other assets, net	873	1,062
Total Assets	$ 303,885	$ 306,820

LIABILITIES AND EQUITY
Current maturities of other long-term debt	$ 4,173	$ 4,759
Accounts payable	4,982	2,300
Accrued expenses	7,905	6,179
Accrued compensation and benefits	12,004	12,058
Deferred revenue	16,726	13,491
Total current liabilities	45,790	38,787
Long-term debt	8,666	10,761
Other non-current liabilities	2,929	2,397
Total Liabilities	57,385	51,945
Redeemable noncontrolling interest	2,852	1,378
Equity:
Controlling (ICG) equity	233,233	245,884
Noncontrolling interest	10,415	7,613
Total Equity	243,648	253,497
Total Liabilities, Redeemable noncontrolling interest and Equity	$ 303,885	$ 306,820

ICG Group, Inc.
Non-GAAP Reconciliation
(In thousands)

The following table is a reconciliation of non-GAAP financial measures to GAAP results.

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Reconciliation of GAAP revenue to core consolidated revenue (A)

GAAP revenue	$ 45,078	$ 35,328	$ 81,708	$ 69,282

Previously deferred MSDSonline revenue not recognized under U.S. GAAP	2,537	--	2,537	--

Core consolidated revenue	$ 47,615	$ 35,328	$ 84,245	$ 69,282

Reconciliation of GAAP Net income (loss) attributable to ICG to adjusted operating income (loss) and core consolidated EBITDA (A)

GAAP Net income (loss) attributable to ICG:	$ (5,994)	$ (3,233)	$ (13,014)	$ 12,657

Net income attributable to non-controlling interests	652	254	804	606
Equity loss	3,236	3,185	5,539	6,761
Income tax expense (benefit)	392	(963)	932	1,977
Interest (income) expense, net	(5)	62	(34)	124
Other (income) loss, net (B)	(1,054)	(1,612)	(1,451)	(26,558)

Consolidated operating income (loss)	(2,773)	(2,307)	(7,224)	(4,433)

Previously deferred MSDSonline revenue not recognized under U.S. GAAP	2,537	--	2,537	--
Amortization of intangibles (resulting from acquisitions) - corporate	1,347	338	1,684	675
Depreciation and amortization - core consolidated	964	796	1,885	1,572
Depreciation - corporate	18	11	34	24
Stock-based compensation - corporate	1,418	836	2,868	1,464
Stock-based compensation - core consolidated	525	190	714	296
Impairment related and other - corporate	135	--	135	--
Impairment related and other - core consolidated	25	82	152	119

Adjusted operating income (loss)	4,196	(54)	2,785	(283)

Corporate:
Operating expenses	3,819	3,870	8,021	7,902

Core Consolidated Companies:
Other income (loss), net	(416)	11	(176)	93

Core consolidated EBITDA	$ 7,599	$ 3,827	$ 10,630	$ 7,712

(A) Core consolidated revenue, core consolidated EBITDA and adjusted operating income (loss) are non-GAAP financial measures and have no standardized measurement prescribed by GAAP. The acquisition of MSDSonline occurred on March 30, 2012 and is included in our results starting in the second quarter of 2012. Core consolidated revenue is the sum of the revenue of ICG's core consolidated companies, GovDelivery, InvestorForce, MSDSonline (beginning in the second quarter of 2012) and Procurian. Core consolidated EBITDA is the sum of the earnings (losses) before interest, taxes, depreciation and amortization, stock-based compensation and unusual items of ICG's core consolidated companies, GovDelivery, InvestorForce, MSDSonline (beginning in the second quarter of 2012) and Procurian. ICG's management considers charges unusual when they are transactional-driven or non-recurring. Adjusted operating income (loss) is consolidated operating income (loss), adjusted for depreciation and amortization, stock-based compensation, and impairment related and other amounts of ICG and its core consolidated companies, GovDelivery, InvestorForce, MSDSonline (beginning in the second quarter of 2012) and Procurian. ICG's management believes these non-GAAP financial measures provide useful information to investors, potential investors, securities analysts and others that enables each such group to evaluate core consolidated companies' current and future prospects in a similar manner as ICG's management and to review results on a comparable basis for all periods presented.

(B) Other (income) loss, net, as reflected in reconciliation above, relates to net gains as follows:	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions)

Gain on Metastorm Sale	$ --	$ --	$ 0.2	$ 24.9
Gain on sales of marketable securities	1.4	--	1.4	--
Gain on distribution	--	1.4	--	1.4
Net gains (losses) on sales of companies	--	0.2	--	0.2
Other, net	(0.3)	--	(0.1)	--
Other income (loss), net on Consolidated Statements of Operations	$ 1.1	$ 1.6	$ 1.5	$ 26.5
CONTACT: Investor inquiries:
         Karen Greene
         ICG
         Investor Relations
         610-727-6900
         IR@icg.com